Exhibit 2.6

Filed in the Office of Secretary of State State Of Nevada Business Number C2197 - 1990 Filing Number 20211197374 Filed On 1/28/2021 12:32:00 PM Number of Pages 10

U.&..1..1.1 / L. U / L,.U L.. J. / .LUI.I l l, .,J..J l U T .&. From : unknow n Page : 5/13 Date: 1/28/202112 : 32 : 28 PM ,I, I UU..J BARBARA K. CEGAVSKE Secretary of State 20 2 Nort h Carso n Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos . gov 4 T 5 C c 6 ( S This fax was received by GFI FaxMaker fax serve r. For more information , visit: http://www . gfi . com Profit Corporation: Certificate of Amendment (PURsuANTTo NRs 18 . 380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT rn NRs ra . 4o3) Officer•s Statement PuRsuANTTO NRs so.030 . Effective Date and ime; (Optional) Date : I . ] Time : - 1 --- ----- ' (must not be later than 90 days after the certificate is filed) . Information Being hanged: (Domestic orporations only) Changes to takes the following effect: O The entity name has been amended. D The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) O The purpose of the entity has been amended. The author i zed shares have been amended. D The directors, managers or general partners have been amended. D IRS tax language has been added. 0 Articles have been added . D Articles have been deleted. Ƒ Other. The articles have been amended as follows : (provide article numbers , if available) J Artic l e IV I ( attac h additiona l page (s) i f necessarY ) . Signature: Requ i red) 8 · · a President X - S - ig_n_a_t - r0" - 'fefi - ., - _ceor_fo_r_A_u - ""'z.._e_d_S_ig_n_e - _r Title x _ Signature of Officer or Authorized Signer Title • 1t any proposed amendment would alter or change any preference or any relative or other right given to any class ot series of outstanding shares, then the amendme ' nt must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. Please include any required or optional information in space below: (attach additional page(s) if necessary) hares have been increased by 15 designated for conversion, voting rights, etc This form must be accompanied by appropriate fees . Page2of2 Rev i se d : 1/1/2019

From : unknown This fax was received by GFI FaxMaker fax serve r. For more information , visit: http://www . gfi . com Page: 6/13 Date : 1/28/202 1 12 : 32 : 2 8 PM J . ' uvu AMENDED AND RESTATED ARTICLES OF INCORPORATION OF XL RENT, INC. ARTICLE I Th e name of th e corporation shal l be X L RENT , TNC . ( th e 1 ' C 01vor ati on") . ARTICLE II The period of its duration shall be perpetual. ARTICLE Ill The Corporation is organized purpose of conducting any lawful business for which a corporation may be organized under the laws of the State of Nevada . Al{TlCLE IV The aggregate numbe r of shares that the Corporation will have authority Lo issue is Two Hundred Ten Million and - Fifteen shaies (210,000,015), of which Two Hundred Million (200,000,000) sha r es will be Common Stock , with a par value of $0.00 I per share, and Ten Million and Fifteen (10,000,015) sha r es will be preferred stock, with a par value of $0.001 per share. Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors . The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Colorado Revised Statutes, to: ( i ) (ii) designate i n whol e or i n part, th e powers, preferences, limitations 1 an d relative rights, of any class of shares before the issuance of any shares of that class; create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part. the power s , preferences , limitations, and relative rights of the series, all before the issuance of any shares of that series; (iii) alter or revoke the powers, preferences, limitations , and relative rights granted to or imposed upon any wholly unissu e d class of shares or any wholly unissued series of any class of shares; (iv) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series ; provided that, the number may not be decreased below the number of shares of the series then out s tanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series ; (v) determine the dividend rate on the shares of any class of shares or series of shares , whether dividends will be cumulative, and if so, from wh i ch date(s), and the relative rights of priority, i f an y i of payment of dividends on share s of tha t clas s of share s or serie s of shares;

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(vi) determine whether that class of shares or series of shares will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(vii) determine whether that class of shares or series of shares will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors determines;

(viii) determine whether or not the shares of that class of shares or series of shares will be redeemable and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(ix) determine whether that class of shares or series of shares will have a sinking fund for the redemption or purchase of shares of that class of shares or series of shares and, if so, the terms and amount of such sinking fund;

(x) determine the rights of the shares of that class of shares or series of shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class of shares or series of shares; and

(xi) determine any other relative rights, preferences and limitations of that class of shares or series of shares.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto shall be vested in the common stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE V

Provisions for the regulation of the internal affairs of the Corporation will be contained in its Bylaws as adopted by the Board of Directors. The number of Directors of the Corporation shall be fixed by its Bylaws.

ARTICLE VI

The Corporation shall indemnify any person against expenses, including without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, in all circumstances in which, and to the

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u 1..1.1 1 L, V I 1.., V L, .I. I .1. .1..1. 1.1 J. .L , ..J .1. J uu This fax wa s rece iv ed by GF I FaxMaker fax server . For more information , vi sit: http : //www . gfi . com F rom: unknown Page : 8/13 Date : 1/28/2021 12 : 32 : 28 PM ,1. ll. H ,1.1 v , •• vvv extent that, such indemnification is permjtted and pi:ovided for by the laws of the State of Colorado then in effect, ARTICLE VII To the fullest extent permitted by the Colorado General Corporation Law as the same exists or 111ay hereaftel' be amended, an officer or director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages. Effective date: January 21st, 2021 By: Benjamin Berry - Court Appointed Custodian

From: unknown Page: 9/13 Date: 1/28/2021 12:32:28 PM

CERTIFICATE OF DESIGNATION

of

SPECIAL 2021 SERIES A PREFERRED STOCK

of

XL RENT, INC. / E MED FUTURE, INC.

(Pursuant to NRS 78.1955)

XL RENT, INC. / E MED FUTURE, INC., a Nevada corporation (hereinafter called the *"Corporation")*, hereby certifies that the following resolution was adopted by Synergy Management Group, LLC. (the "*Custodian*"), the court appointed custodian of the Corporation pursuant to the Order Granting Application for Appointment of Synergy Management Group, LLC. as Custodian of XL RENT, INC. / E MED FUTURE, INC., granted in the District Court, Clark County Nevada, case no A-20-825683-C on January 13th, 2021 (the "*Order*").

RESOLVED, that pursuant to the authority granted to and vested in the Custodian in accordance with the provisions of the certificate of incorporation of the Corporation, as currently in effect, and the Order, the Custodian hereby fixes the relative rights, preferences, and limitations of the Corporation's Special 2021 Series A Preferred Stock as follows:

Special 2021 Series A Preferred Stock

Section 1. *Designation and Amount.* The designation of this class of capital stock shall be "Special 2021 Series A Preferred", par value $.001 per share (the "*2021 Series A Preferred Stock*"). The number of authorized shares of 2021 Series A Preferred Stock is fifteen (15) shares.

Section 2. *Voting Rights*. Except as otherwise required by law, the holder of the share of 2021 Series A Preferred Stock shall have the following rights:

(a) Number of Votes; Voting with Common Stock. Except as provided by Nevada statutes or Section 2(b) below), the holder of the 2021 Series A Preferred Stock shall vote together with the holders of preferred stock (including on an as converted basis), par value $0.001, and common stock, par value $0.001 per share, of the Corporation (the "Common Stock") as a single class. The 2021 Series A Preferred Stock stockholder is entitled to 60% of all votes (including, but not limited to, common stock, and preferred stock (including on an as converted basis)) entitled to vote at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The 2021 Series A Preferred Stock shall not be divided into fractional shares.

(b) Adverse Effects. The Corporation shall not amend, alter or repeal the preferences, rights, powers or other terms of the 2021 Series A Preferred Stock so as to affect

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From: unknown Page: 10/13 Date: 1/28/2021 12:32:28 PM

adversely the 2021 Series A Preferred Stock or the holder thereof without the written consent or affirmative vote of the holder of the 2021 Series A Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

Section 3. *Conversion in to common shares.* The share of 2021 Series A Preferred Stock shall convert into common shares at a conversion rate of 1 preferred to 10,000,000 common shares. The holder of the 2021 Series A Preferred Stock can affect the conversion at any time. The conversion in to common is a right and conversion is not required.

Section 4. *Dividends, Liquidation.* The share of 2021 Series A Preferred Stock shall not be entitled to any dividends in respect thereof, and shall not participate in any proceeds available to the Corporation's shareholders upon the liquidation, dissolution or winding up of the Corporation.

Section 5. *No Impairment.* The Corporation shall not intentionally take any action which would impair the rights and privileges of the 2021 Series A Preferred Stock set forth herein or the rights of the holder thereof. The Corporation will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of the 2021 Series A Preferred Stock against impairment.

Section 6. *Replacement Certificate.* In the event that the holder of the 2021 Series A Preferred Stock notifies the Corporation that the stock certificate evidencing the share of 2021 Series A Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the 2021 Series A Preferred Stock identical in tenor and date to the original stock certificate evidencing the 2021 Series A Preferred Stock, provided that the holder executes and delivers to the Corporation an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such 2021 Series A Preferred Stock certificate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by an officer thereunto duly authorized this 21st day of August, 2021.

XL RENT, INC. / E MED FUTURE, INC.
By: Synergy Management Group, LLC., its Custodian

By: [signature]
Name: Benjamin Berry
Its: President

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u, 1 ' - , V/ L. V ' - , J./ .I. U>J J. J. • ..J ..J U T.I. Th i s fa x was received by GFI FaxMaker fa x server . For more info r mat i on , vis i t: http : //www . gfi . com From : unknown Page: 11/13 Date : 1/28/202112 : 32 : 29 PM .I. 1 H 1 V , .a. ' VJ. J. X L RENT , INC . I E ME D FUTURE , INC. RESOLUTION OF SYNERGY MANAGEMENT GROUP, LLC. AS COURT APPOINTED CUSTODIAN The undersigned, being the Co 1 . 1 rt - appointed custodian of XL RENT, INC . IE MED FUTURE, INC . , a Nevada corporation (the 11 Corporation 11 ), acting in accordance with Section 78 . 347 of the Nevada Revised Statutes, hereby consents to the adoption of the following resolutions : Certificate of Amendment Dated : January 21 , 2021 WHEREAS, in accordance with the Section 78 . 347 of the Nevada Revised Stan 1 tes, Synergy Management Group, LLC . a Nevada limited liability company, was appointed Custodian of the Corporation pursuant to an Order of District Court of Clark County, Nevada , case uo . A - 20 - 825683 - C on January 13 th 1 2021 ( th e "Order" )( the t'Custodian'')(See Exhibit A) ; WHEREAS , pursuant to Section 78 . 347 of the Nevada Revised Statutes Order, the Custodian is authorized to take any actions on behalf of the Corporation that are reasonable, prudent, or for the benefit of the Corporation . WHEREAS, the Custodian deems it to be in the best interest of the Corporation and its stockholders to adopt the following resoh 1 tions ; Pursuant to the Nevada Statutes (the • statutes'') , the Articles of Incorporation of XL RENT, INC. IE MED FUTURE, INC. (the "Corporation ; ) , are amended as follows: The undersigned President and Secretary of the Corporation, does hereby certify: WHEREAS, On January 21 , at a special meeting of the Board of Directors, the Board of Directors of the Company ; unanimously consented to the following resolutions ; WHEREAS, that the following amendments to the Articles of Incorporation were duly adopted. NOW, THEREFORE: RESOLVED, that the appropriate article shall be a . mended to allow the creation of a new class of preferred shares . The new class sha . 11 be called the Special 2021 Series A Prefen : ed Shares . RESOLVED, that the Special 2021 Series A Preferred Shares shall have the following designation: 3

U ,/ L.. V / L.. V L.. .I. I U V J. J. , ..J..J l U l .l Th i s fa x was received by GFI FaxMaker fa x server . For more info r mat i on , vis i t: http : //www . gfi . com From: unknown Page : 12/13 Date : 1/28/202112:32:29 PM l1J \ 1, V 1 Section 1. Designalion cmd Amount. The designation of this class of capital stock shall be "Special 2021 Series A Preferred", par value $.001 per share (the "2021 Series_A Preferred Stock''). The number of authorized shares of 2021 Series A Prefen·ed Stock ts fifteen (15) share. Sectio n 2. Votin g Rights . Excep t as otherwise required by la w 1 th e holder of the share of 2021 Series A Preferred Stock shall have the following rights: (a) Number of Votes; Voting with Common Stock . Except as provided by Nevada statutes or Section 2(b) below), the holder ofthe 2021 Series A Preferred Stock shall vote together with the holders of prefetTed stock (including on an as converted basis), par value $0.001, and common stock, par value $0.001 per share> of the Col'poration (the •common Stock'') as a single class . The 2021 Series A Prefened Stock stockholder is entitled to 60% of all votes (including, but not limited to, common stock, and preferred stock (including on an as converted basis)) entitled to vote at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The 2021 Series A Preferred Stock shall not be divided ioto fractional shares. (b) Adverse Effects. The Corporation shall not amend, alter or repeal the preferences, rights, powers or other terms of the 2021 Series A Preferred Stock so as to affect adversely the 2021 Series A Preferred Stock or the holder thereof without the written consent or a:ffi.r.mative vote of the holder of the 2021 Series A Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. Section 3. Conversion in to common shares . The share of 2021 Series A Preferred Stock shall convert into common shares at a conversion rate of l preferred to 10 000,000 common shares. The holder of the 2021 Series A Preferred Stock can affect the conversion at any time. The conversion in to common is a right and conversion is not required. Sectio n 4. Dividends, Liquidation. Th e shar e of 202 I Serie s A Pl'eferre d Stoc k shall not be entitled to any dividends in respect thereof, and shall not participate in any proceeds available to the Corporation's shareholders upon the liquidation, dissolution or winding up of the Corporation. Section 5. No Impairment_ The Corporation shall not intentionally take any action which would impair the rights and privileges of the 2021 Series A Preferred Stock set forth herein or the rights of the holder thereof, The Corporation will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoi d th e observance or performance of an y of th e term s t o be observeaorperformed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of the 2021 Series A Prefened Stock against impairment. Section 6 . Replacement Certificate. In the event that the holder of the 2021 Series A Preferred Stock notifies the Corporation that the stock certificate evidencing the share of 2021 4

From: unknown Th i s fa x was received by GFI FaxMaker fa x server . For more info r mat i on , vis i t: http : //www . gfi . com UJ. 1 / /...V / L. V l..,J, / .I.U V J, J, 1 ._J..J .OU U , Page : 13/13 Date: 1/28/2021 12 : 32 : 29 PM ,1. i.&.H ,1.1 V , Series A Prefened Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the 2021 Series A Preferred Stock identical in tenor and date to the original stock certificate evidencing the 2021 Series A Preferred Stock, provided that the holder executes and delivers to the Coi:poration an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such 2021 Series A Preferred Stock certificate. Consent WHEREFORE , this Consent shall have the same force and effect as a majority vote cast at a meeting of the shareholders duly called, noticed, convened and held in accordance with the law, the Articles oflncorporation, and the Bylaws of the Corporation . Effective date; January 21, 2021 SYNERGY MANAGEMENT GROUP, LLC. a Nevada limited liability company A s Court - Appointe d Custodia n for X L RENT , INC./ E ME D FUTURE , I NC . , Nevada corporation By: Benjamin Berry Its: Managing Metnber Signed before me thi s V day of \ Q(), 2021 1===1 5